Weyerhaeuser Company and Subsidiaries

EXHIBIT 10 (e)

Weyerhaeuser Company

(Executive)
Executive Severance Agreement

     THIS AGREEMENT is made and entered into by and between Weyerhaeuser Company (hereinafter referred to as the “Company”) and           (hereinafter referred to as the “Executive”).

     WHEREAS, the Board of Directors of the Company has approved the Company entering into severance agreements with certain key executives of the Company;

     WHEREAS, the Executive is a key executive of the Company;

     WHEREAS, should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and

     WHEREAS, should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate.

     NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1. Term of the Agreement

     This Agreement will commence on the Effective Date and shall continue in effect for three (3) full calendar years. However, at any time prior to the end of such three-year (3) period and, at any time prior to the end of any extended term, the Committee may, in its discretion, extend the term of this Agreement for any period of time up to three (3) additional years. If the Committee elects not to extend the term of this Agreement, it must deliver written notice six (6) months prior to the end of such term, or extended term, to the Executive, that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

     However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; (ii) until all obligations of the Company to the Executive hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 2. Definitions

     Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this Executive Severance Agreement.

(b)	“Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(c)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

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(d)	“Beneficiary” means the persons or entities designated or deemed designated by an Executive pursuant to Section 13.2 herein.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” means Executive’s:

(i)	Willful and continued failure to perform substantially Executive’s duties with the Company after the Company delivers to Executive written demand for substantial performance specifically identifying the manner in which Executive has not substantially performed Executive’s duties;

(ii)	Conviction of a felony; or

(iii)	Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

     For purposes of this Section 2(f), no act or omission by Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board, or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interests of the Company. For purposes of subsections (i) and (iii) above, Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership to the Board at a meeting called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board Executive is guilty of the conduct described in subsection (i) or (iii) above and specifying the particulars thereof in detail.

(g)	“Change in Control” or “CIC” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i)	Any Person, but excluding the Company and any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), directly or indirectly, becomes the Beneficial Owner of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities with respect to the election of directors of the Company and such ownership continues for at least a period of thirty (30) days (with the end of such period being deemed the effective date of the CIC); or

(ii)	During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this Section 2(g); or

(iii)	There is consummated: (a) a plan of complete liquidation of the Company; or (b) a sale or disposition of all or substantially all the Company’s assets in one or a series of related transactions; or (c) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(h)	“CIC-Related Severance Benefits” means the Severance Benefits associated with a Qualifying CIC-Related Termination, as described in Section 5.3 herein.

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(i)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(j)	“Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(k)	“Company” means Weyerhaeuser Company, a [state of incorporation] corporation (including any and all subsidiaries), or any successor thereto as provided in Article 12 herein.

(l)	“Disability” shall have the meaning ascribed to it in the Company’s Retirement Plan for Salaried Employees, or in any successor to such plan.

(m)	“Effective Date” means the date this Agreement is executed, or such other date as the Board shall designate.

(n)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

(o)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(p)	“Executive” means .

(q)	“Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following in conjunction with a “CIC”:

(i) A material reduction in (or assignment of duties inconsistent with) the Executive’s position, title or reporting responsibilities existing prior to the Effective Date;

(ii) Within two (2) years following a Change in Control, and without the Executive’s consent, the Company’s requiring the Executive to be based at a location which is at least fifty (50) miles farther from the Executive’s primary residence immediately prior to a Change in Control than is such residence from the Company’s headquarters, immediately prior to a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations as of the Effective Date;

(iii) A reduction by the Company in the Executive’s Base Salary as in effect on the Effective Date or as the same shall be increased from time to time;

(iv) A material reduction in the benefit coverage provided to the Executive) provided, however, that reductions in the level of benefits coverage shall not be deemed to be “Good Reason” if the Executive’s overall benefits coverage is substantially consistent with the average level of benefits coverage of other executives who have positions commensurate with the Executive’s position at the acquiring company;

(v) A material reduction in the Executive’s level of participation, including the Executive’s target-level opportunities, in any of the Company’s short- and/or long-term incentive compensation plans in which the Executive participates as of the Effective Date (for this purpose a material reduction shall be deemed to have occurred if the aggregate “incentive opportunities” are reduced by ten percent (10%) or more); or a material increase in the relative difficulty of the measures used to determine the payouts under such plans (as reasonably determined by the Executive) provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Executive’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Executive’s position at the acquiring company;

(vi) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 11 herein; or

(vii) Any purported termination by the Company of the Executive’s employment otherwise than as permitted under this Agreement.

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Under this Agreement, “Good Reason” shall not be deemed to exist unless a “Change in Control” has occurred within the time frame described in Section 5.2 herein.

(r)	“Non-CIC-Related Severance Benefits” means the Severance Benefits associated with a Qualifying Non-CIC-Related Termination, as described in Section 4.3 herein.

(s)	“Non-Competition and Release Agreement” is an agreement, in substantially the form attached hereto in Annex A, executed by and between Executive and the Company as a condition to Executive’s receipt of the benefits described in Section 5.3.

(t)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(u)	“Qualifying CIC-Related Termination” means any of the events described in Section 5.2 herein, the occurrence of which triggers the payment of Severance Benefits under Section 5.3 hereunder.

(v)	“Qualifying Non-CIC-Related Termination” means any of the events described in Section 4.2 herein, the occurrence of which triggers the payment of Severance Benefits under Section 4.3 hereunder.

(w)	“Qualifying Termination” means either a Qualifying CIC-Related Termination or a Qualifying Non-CIC-Related Termination.

(x)	“Release Agreement” is an agreement, in substantially the form attached hereto in Annex B, executed by and between Executive and the Company as a condition to Executive’s receipt of the benefits described in Section 4.3.

(y)	“Retirement” shall mean early or normal retirement under the Company’s Retirement Plan for Salaried Employees.

(z)	“Severance Benefits” means either CIC-Related Severance Benefits (as provided in Section 5.3 herein), or Non-CIC-Related Severance Benefits (as provided in Section 4.3 herein).

Article 3. Participation and Continuing Eligibility under this Agreement

     3.1 Participation. Subject to Section 3.2 hereunder, as well as the remaining terms of this Agreement, Executive shall remain eligible to receive benefits hereunder during the term of the Agreement.

     3.2 Removal from Coverage. In the event Executive’s job classification is reduced below the minimum level required for eligibility to continue to be covered by severance protection as determined at the sole discretion of the Committee, the Committee may remove the Executive from coverage under this Agreement. Such removal shall be effective three (3) months after the date the Company notifies the Executive of such removal. Removals occurring within six (6) months prior to a CIC, or within two (2) years after a CIC, shall be null and void for purposes of this Agreement.

Article 4. Severance Benefits Not Related to a Change In Control

     4.1 Right to Non-CIC-Related Severance Benefits. The Executive shall be entitled to receive from the Company Non-CIC-Related Severance Benefits, as described in Section 4.3 herein, if the Executive’s employment with the Company shall end for any reason specified in Section 4.2 herein.

     The Executive shall not be entitled to receive Non-CIC-Related Severance Benefits if he is terminated for Cause, he meets the requirements of the Company’s mandatory retirement policy (as such is in effect from time to time, and regardless of whatever “Good Reason” exists at such time), or if his employment with the Company ends due to death or Disability, or due to a voluntary termination of employment by the Executive.

     The Executive is not eligible to receive both CIC-Related Severance Benefits and Non-CIC-Related Severance Benefits. Accordingly, if the Executive receives CIC-Related Severance Benefits, he shall be ineligible to also receive Non-CIC-Related Severance Benefits. However, if the Executive suffers a Qualifying Non-CIC-Related Termination, and if the Company subsequently undergoes a CIC such that the Executive’s termination date falls within the window period described in Section 5.2 herein, the Executive’s total Severance Benefit shall equal the amounts

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described as CIC-Related Severance Benefits (potentially requiring additional payments to the extent the amounts already paid as Non-CIC-Related Severance Benefits do not equal the amounts described as CIC-Related Severance Benefits).

     4.2 Qualifying Non-CIC-Related Termination. The occurrence of any one or more of the following events at any time other than (i) the six (6) full calendar month period prior to the effective date of a CIC; or (ii) within twenty-four (24) calendar months following the effective date of a CIC, shall trigger the payment of Non-CIC Severance Benefits to the Executive under this Agreement:

(a)	An involuntary termination of the Executive’s employment by the Company, authorized by the Senior Vice President of Human Resources, for reasons other than Cause; or

(b)	The Company or any successor company breaches any material provision of this Agreement.

     4.3 Description of Non-CIC-Related Severance Benefits. Subject to the conditions of Section 4.6, in the event that the Executive becomes entitled to receive Non-CIC-Related Severance Benefits, as provided in Sections 4.1 and 4.2 herein, the Company shall pay to the Executive and provide him with the following:

(a)	An amount equal to one and one-half (1 1/2) times the highest rate of the Executive’s annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination.

(b)	An amount equal to one and one-half (1 1/2) the Executive’s target annual bonus established for the bonus plan year in which the Executive’s Effective Date of Termination occurs.

(c)	An amount equal to the Executive’s unpaid Base Salary and accrued vacation pay through the Effective Date of Termination.

(d)	An amount equal to the Executive’s unpaid targeted annual bonus, established for the plan year in which the Executive’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365). Any payments hereunder are in lieu of any pro-rated bonuses required under the Company’s applicable short- and intermediate-term incentive plan.

(e)	A lump sum payment of $10,000 (net) in order to assist the Executive in COBRA payments, if any, that he incurs.

     4.4 Termination for Cause or by the Executive Other Than for Retirement. If the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive (other than for Retirement), the Company shall pay the Executive his full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

     4.5 Notice of Termination. Any termination by the Company for Cause under this Article 4 shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

     4.6 Delivery of Release Agreement. In the event the Company terminates Executive’s employment for any reason other than for Cause, Retirement or Disability, the Company shall, not later than the date it delivers the Notice of Termination to Executive, present Executive with a Release Agreement for execution by Executive. Such release shall be deemed effective upon the expiration of the required waiting periods under any applicable state and/or Federal laws.

     The minimum value of the Release Agreement at the time this Agreement was entered into was at least 1.5 times the Executive’s Base Salary which has been built into the severance formula contained in Section 4.3 herein.

Weyerhaeuser Company and Subsidiaries

     4.7 Removal from Representative Boards. In the event the terminating Executive occupies any board of directors seats solely as a Company representative, as a condition to receiving the severance set forth in Section 4.3 herein, the Executive shall immediately resign such position upon his termination of employment with the Company, unless specifically requested in writing by the Company otherwise.

Article 5. Change-in-Control Severance Benefits

     5.1 Right to CIC-Related Severance Benefits. The Executive shall be entitled to receive from the Company CIC-Related Severance Benefits, as described in Section 5.3 herein, if there has been a CIC of the Company and if, within the six (6) full calendar month period prior to the effective date of a CIC, or within twenty-four (24) calendar months following the effective date of a CIC, the Executive’s employment with the Company shall end for any reason specified in Section 5.2 herein.

     The Executive shall not be entitled to receive CIC-Related Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death or Disability, or due to a voluntary termination of employment by the Executive without Good Reason. Further, receipt of CIC-Related Severance Benefits shall disqualify the Executive from eligibility to receive Non-CIC-Related Severance Benefits.

     5.2 Qualifying CIC-Related Termination. The occurrence of any one or more of the following events within the six (6) full calendar month period prior to the effective date of a CIC, or within twenty-four (24) calendar months following the effective date of a CIC of the Company shall trigger the payment of CIC-Related Severance Benefits to the Executive under this Agreement:

(a)	An involuntary termination of the Executive’s employment by the Company, authorized by the Senior Vice President of Human Resources, for reasons other than Cause and other than mandatory retirement, or a voluntary termination by the Executive for Good Reason; or

(b)	The Company or any successor company breaches any material provision of this Agreement.

     5.3 Description of CIC-Related Severance Benefits. In the event that the Executive becomes entitled to receive CIC-Related Severance Benefits (and further contingent upon the proper execution of the Non-Competition and Release Agreement set forth in Section 5.8 herein), as provided in Sections 5.1 and 5.2 herein, and subject to the cap described in Section 7.1 herein, the Company shall pay to the Executive and provide him with the following:

(a)	An amount equal to three (3) times the highest rate of the Executive’s annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination.

(b)	An amount equal to three (3) times the Executive’s target annual bonus established for the bonus plan year in which the Executive’s Effective Date of Termination occurs (or, if higher, the target annual bonus established for the bonus plan year in which the Change in Control occurs).

(c)	An amount equal to the Executive’s unpaid Base Salary and accrued vacation pay through the Effective Date of Termination.

(d)	An amount equal to the Executive’s unpaid targeted annual bonus, established for the plan year in which the Executive’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365). Any payments hereunder are in lieu of any pro-rated bonuses required under the Company’s applicable short- and intermediate-term incentive plan.

(e)	A continuation of the welfare benefits of health care, and life insurance coverage for three (3) full years after the Effective Date of Termination. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive’s Effective Date of Termination. However, in the event that substantially similar benefits are not practically able to be provided by the Successor Company, the Company will pay the Executive a lump sum equal to $25,000 for each year of benefits coverage protection, or $75,000 in total.

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Notwithstanding any of the above, such medical benefits shall be secondary to any similar medical benefits provided by the Participant’s subsequent employer and Medicare, if applicable.

(f)	Full vesting of the Executive’s benefits under any and all supplemental retirement plans in which the Executive participates. For purposes of determining the amount of an Executive’s benefits in such plans, such benefits shall be calculated under the assumption that the Executive’s employment continued following the Effective Date of Termination for three (3) full years (i.e., three (3) additional years of age and service credits shall be added); provided, however, that for purposes of determining “final average pay” under such programs, the Executive’s actual pay history as of the effective date of termination shall be used. Payout of such amounts shall occur at the time established under such plans.

To the extent that the Executive is subject to a reduction of such benefits due to application of early retirement provisions, the three (3) additional years of age shall be incorporated in the early retirement reduction calculation so as to offset such reduction. Also, three (3) additional years of age, but not any additional service, shall be used to determine the Executive’s eligibility for early retirement benefits.

(g)	An amount equal to the value of the stock equivalents representing premiums (including any appreciation and dividend equivalents) that are forfeited under Section 12(c) and/or Section 12(f)(ii) of the Weyerhaeuser Company Comprehensive Incentive Compensation Plan, in connection with the Executive’s CIC-Related Termination. If no such premiums are forfeited under such Sections, then this Section 5.3(g) shall be null and void.

     5.4 Termination for Disability. Following a CIC of the Company, if the Executive’s employment is terminated due to Disability, the Executive shall receive his Base Salary through the Effective Date of Termination, at which point in time the Executive’s benefits shall be determined in accordance with the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect.

     5.5 Termination for Retirement or Death. Following a CIC of the Company, if the Executive’s employment is terminated by reason of his Retirement or death, the Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs of the Company then in effect.

     5.6 Termination for Cause or by the Executive Other Than for Good Reason or Retirement. Following a CIC of the Company, if the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive (other than for Retirement) and other than for Good Reason, the Company shall pay the Executive his full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

     5.7 Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason under this Article 5 shall be communicated by Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

     5.8 Delivery of Non-Competition and Release Agreement. In the event the Company terminates Executive’s employment for any reason other than for Cause, Retirement or Disability, the Company shall, not later than the date it delivers the Notice of Termination to Executive, present Executive with a Non-Competition and Release Agreement for execution by Executive. Such release shall be deemed effective upon the expiration of the required waiting periods under applicable state and/or Federal laws.

     The minimum value of the Non-Competition and Release Agreement at the time this Agreement was entered into was at least 1.5 times the Executive’s Base Salary which has been built into the severance formula in Section 5.3 herein.

     5.9 Removal from Representative Boards. In the event the terminating Executive occupies any board of directors seats solely as a Company representative, as a condition to receiving the severance set forth in Section 5.3 herein the Executive shall immediately resign such position upon his termination of employment with the Company, unless specifically requested in writing by the Company otherwise.

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Article 6. Form and Timing of Severance Benefits

     6.1 Form and Timing of Severance Benefits. The Severance Benefits described in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 5.3(a), 5.3(b), 5.3(c), 5.3(d), and 5.3(g) herein shall be paid in cash to the Executive in a single lump sum, subject to the Non-Competition and Release Agreement or Release Agreement in Sections 4.6 and 5.8, as soon as practicable following the Effective Date of Termination (and successful expiration of the waiting periods set forth in Sections 4.6 and 5.8 herein), but in no event beyond thirty (30) days from such date.

     6.2 Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).

Article 7. Excise Tax Equalization Payment

     7.1 Excise Tax Equalization Payment. In the event that the Executive becomes entitled to CIC-Related Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), if any of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 7.1 (including FICA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practical following the effective date of termination, but in no event beyond thirty (30) days from such date; provided, however, that the Executive’s CIC-Related Severance Benefits shall be grossed up only in the event that application of the gross-up feature would result in the Executive receiving additional after-tax CIC-related amounts of at least fifty thousand dollars ($50,000) when compared with capping such Change-in-Control-Related Severance Benefits at the maximum amount that may be paid without incurring Excise Taxes. In the event that a gross-up of the Executive’s CIC-Related Severance Benefits under this Agreement would result in less than ten thousand dollars ($10,000) additional after-tax CIC-related amounts, the Executive’s CIC-Related Severance Benefits shall be capped at the maximum amount that may be paid without incurring Excise Taxes. If the CIC-Related Severance Benefit becomes subject to the cap described above, the amount due to the Executive under Section 5.3(a), 5.3(b) or 5.3(d) (cash payments) shall be reduced initially; thereafter, the Committee shall determine how the CIC-Related Severance Benefits subject to the cap shall be paid.

     7.2 Tax Computation. In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate, including, but not limited to, the counsel of its independent auditors. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a)	Any other payments or benefits received or to be received by the Executive in connection with a CIC of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a CIC of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the Company’s independent auditors, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)	The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a) above); and

(c)	The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of Termination, net of the

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maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

     7.3 Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 7.2 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Committee; provided, however, that the Executive follow the procedures set forth in this Section 7.3.

     The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the later of either: (i) the date the Executive has actual knowledge of such claim, or (ii) ten (10) days after the Internal Revenue Service issues to the Executive either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(a)	Give the Company any information reasonably requested by the Company relating to such claim;

(b)	Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c)	Cooperate with the Company in good faith in order effectively to contest such claim; and

(d)	Permit the Company to participate in any proceedings relating to such claims.

     Provided, however, that the Company shall directly bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.

     If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Article 7, the Executive becomes entitled to receive any refund with respect to such claim due to an overpayment of any Excise Tax or income tax, including interest and penalties with respect thereto, the Executive shall (subject to the Company’s complying with the requirements of this Section 7.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Article 7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Article 8. The Company’s Payment Obligation

     8.1 Payment Obligations Absolute. Except as provided in Sections 9.1 and 9.2 herein, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in Sections 9.1 and 9.2 herein, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Executives or from whomsoever may be entitled thereto, for any reasons whatsoever.

Weyerhaeuser Company and Subsidiaries

     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

     8.2 Contractual Rights to Benefits. Subject to Section 3.2 herein, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he may become entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 9. Dispute Resolution

     Any dispute or controversy arising under this Agreement shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect.

     Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of any arbitration involving CIC-Related Severance Benefits, including the fees and expenses of the counsel for the Executive, shall be borne by the Company; provided, however, that the Company shall be reimbursed by the Executive for all such fees and expenses, including the fees and expenses of the Company, in the event the Executive fails to prevail with respect to any one (1) material issue of dispute in connection with such legal action. The Company shall not reimburse the Executive for any costs associated with arbitration concerning Non-CIC-Related Severance Benefits.

Article 10. Outplacement Assistance

     Following a Qualifying Termination (as described in Section 4.2 or Section 5.2 herein) the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the two (2) year period after the effective date of termination; provided, however, that the total reimbursement shall be limited to twenty thousand dollars ($20,000).

Article 11. Deferral Opportunity

     At the discretion of the Committee, Executives may be offered the opportunity to defer some or all of the Severance Benefits described herein, upon such terms as the Committee deems appropriate.

Article 12. Successors and Assignment

     12.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

     12.2 Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 13. Miscellaneous

     13.1 Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and, prior to the effective date of a CIC, may be terminated by either the Executive or the Company at any time, subject to applicable law.

Weyerhaeuser Company and Subsidiaries

     13.2 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designations at any time.

     13.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

     13.4 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

     13.5 Modification. Except as provided in Article 1 and Section 3.2 herein, no provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.

     13.6 Effect of Agreement. This Agreement shall completely supercede and replace any and all portions of any contracts, plans, provisions, or practices pertaining to severance entitlements owing to the Executive from the Company, and is in lieu of any notice requirement, policy or practice. Without limiting the generality of the proceeding sentence, the Executive’s potential rights to severance pay, benefits and notice under the Weyerhaeuser Company Severance Pay Plan shall be completely replaced and superceded by this Agreement. As such, the Severance Benefits described herein shall serve as the Executive’s sole recourse with respect to termination of employment by the Company.

     13.7 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Washington shall be the controlling law in all matters relating to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on this       day of                  , 2002.

Weyerhaeuser Company	Executive
By:
Its:
Attest:

Weyerhaeuser Company and Subsidiaries

EXECUTIVE OFFICERS

Executives who have Executive Severance Agreements with Weyerhaeuser Company are the following persons:

Marvin D. Cooper, Senior Vice President
William R. Corbin, Executive Vice President
C. William Gaynor, Senior Vice President
Richard E. Hanson, Executive Vice President
Steven R. Hill, Senior Vice President
Mack L. Hogans, Senior Vice President
James R. Keller, Senior Vice President
Michael R. Onustock, Senior Vice President
Steven R. Rogel, President and Chief Executive Officer
William C. Stivers, Executive Vice President
George H. Weyerhaeuser, Jr., Senior Vice President

The terms of all Executive Severance Agreements are the same except that severance benefit payable to Mr. Rogel when there is no change in control is two times the highest base salary rate paid to him prior to termination and two times the target annual bonus established for the bonus plan year in which the termination occurs.